EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter 2013 Results

MARIETTA, Pa., Oct. 25, 2013 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported its financial results for the third quarter and first nine months of 2013. Highlights include:

  Net income of $7.7 million for the third quarter of 2013, as improved underwriting results contributed to an 11.9% increase over net income for the third quarter of 2012
  8.0% increase in net premiums earned and 5.7% increase in net premiums written for the third quarter of 2013, reflecting continuing organic growth in commercial lines and the impact of premium rate increases
  96.0% statutory combined ratio1 for the third quarter of 2013, representing the lowest combined ratio for any quarterly period in the past five years
  Operating income1 of $7.4 million for the third quarter of 2013, representing a 24.0% increase over operating income of $6.0 million for the third quarter of 2012
  Book value per share of $14.95 at September 30, 2013, increasing from $14.84 at June 30, 2013
	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 130,645	$ 120,917	8.0%	$ 382,310	$ 353,178	8.2%
Investment income, net	4,624	4,715	-1.9	14,110	14,724	-4.2
Realized gains	349	1,312	-73.4	2,944	5,150	-42.8
Total revenues	138,335	130,432	6.1	407,715	383,079	6.4
Net income	7,654	6,839	11.9	16,758	16,873	-0.7
Operating income	7,423	5,986	24.0	14,815	13,525	9.5

Per Share Data
Net income – Class A (diluted)	$ 0.30	$ 0.27	11.1%	$ 0.65	$ 0.66	-1.5%
Net income – Class B	0.27	0.25	8.0	0.60	0.61	-1.6
Operating income – Class A (diluted)	0.29	0.24	20.8	0.58	0.53	9.4
Operating income – Class B	0.26	0.22	18.2	0.53	0.49	8.2
Book value	14.95	15.74	-5.0	14.95	15.74	-5.0

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles ("GAAP").

Donald H. Nikolaus, the President and Chief Executive Officer of Donegal Group Inc., noted, "During the third quarter of 2013, our insurance operations benefitted from favorable insurance market conditions within our operating regions and a continuation of positive momentum in the achievement of our growth objectives. Further, our GAAP and statutory combined ratios both were the best we have achieved for any quarter during the past five years.

"Our quarterly results reflect the continuing implementation of a strategic business plan that includes long-term objectives of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth," Mr. Nikolaus noted. "We continue to focus on expanding our commercial lines business, achieving solid new business growth and renewal premium increases in the 5-7% range. Our regional focus, independent agency relationships and proven commitment to the small to mid-size commercial insurance market are important advantages that contributed to a 93.0% statutory combined ratio for this business segment for the third quarter of 2013."

Mr. Nikolaus continued, "The absence of significant catastrophe weather events and fewer large fire losses in the third quarter of 2013 clearly enhanced the performance of our personal lines insurance operations. However, we believe our strategic underwriting initiatives were also an important factor in our achievement of a 97.9% statutory combined ratio for this business segment. Personal lines net written premium growth of 2.1% consisted almost entirely of rate increases we have implemented over the past year.

"Our organic growth and profit improvement initiatives have been integral to our favorable underwriting results. We believe those initiatives will drive further improvement in future periods. In addition, we continue to pursue appropriate acquisition opportunities to add scale to our operations and to help us achieve our long-term performance objectives," Mr. Nikolaus added.

Mr. Nikolaus concluded by noting, "On September 17, 2013, the A.M. Best Company affirmed its A (Excellent) financial strength rating and stable ratings outlook for the members of the Donegal Insurance Group. In its report, the A.M. Best Company stated that it based the ratings affirmation of the Donegal Insurance Group members on the Donegal Insurance Group's supportive risk-adjusted capitalization, sound balance sheet liquidity, generally positive earnings, and a history of successful strategic acquisitions and affiliations, among other factors."

At September 30, 2013, the Company's book value per share was $14.95, compared to $15.63 at December 31, 2012 and $15.74 at September 30, 2012. The lower book value per share at September 30, 2013 reflects a reduction in net unrealized gains in the fair value of the Company's available-for-sale fixed-income securities portfolio due to increased market interest rates.

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 50,838	$ 51,351	-1.0%	$ 149,702	$ 149,572	0.1%
Homeowners	29,768	27,550	8.1	80,712	74,778	7.9
Other	4,238	4,219	0.5	11,871	12,045	(1.4)
Total personal lines	84,844	83,120	2.1	242,285	236,395	2.5
Commercial lines:
Automobile	14,029	12,484	12.4	45,218	39,294	15.1
Workers' compensation	18,344	16,088	14.0	61,262	51,071	20.0
Commercial multi-peril	18,038	15,883	13.6	57,695	49,758	16.0
Other	1,375	1,721	(20.1)	3,201	5,232	(38.8)
Total commercial lines	51,786	46,176	12.1	167,376	145,355	15.1
Total net premiums written	$ 136,630	$ 129,296	5.7%	$ 409,661	$ 381,750	7.3%

The Company's net premiums written increased 5.7% for the third quarter of 2013 compared to the third quarter of 2012. This increase represented the combination of 12.1% growth in commercial lines writings and 2.1% growth in personal lines writings. The $7.3 million growth in net premiums written for the third quarter of 2013 compared to the third quarter of 2012 included:

  $2.3 million, or 1.8% of total net premiums written, related to a change in the Michigan Insurance Company ("MICO") quota-share reinsurance agreement that continues to increase the amount of business MICO retains. The Company acquired MICO in December 2010.
  $4.3 million in commercial lines premiums, excluding the MICO reinsurance change, that the Company attributes primarily to premium rate increases and new commercial accounts the Company's insurance subsidiaries have written throughout their operating regions.
  $679,000 in personal lines premiums, excluding the MICO reinsurance change. The modest increase reflects the premium rate increases and underwriting initiatives the Company has implemented over the past four quarters.

The Company's net premiums written increased 7.3% in the first nine months of 2013. The increase included $7.8 million related to the MICO reinsurance change. Excluding the MICO reinsurance change, commercial lines premiums rose $17.6 million and personal lines premiums increased $2.6 million for the first nine months of 2013 compared to the first nine months of 2012.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Statutory Combined Ratios
Personal Lines:
Automobile	101.9%	100.0%	102.1%	104.2%
Homeowners	93.0	102.6	94.5	104.8
Other	77.5	106.5	82.8	91.3
Total personal lines	97.9	101.3	98.7	103.7
Commercial Lines:
Automobile	109.0	99.0	103.9	100.2
Workers' compensation	93.4	93.4	100.8	92.2
Commercial multi-peril	87.1	90.8	96.0	91.5
Other	NM2	25.9	NM2	32.3
Total commercial lines	93.0	91.4	97.5	91.7
Total lines	96.0%	97.6%	98.2%	99.3%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	57.8%	58.6%	61.6%	61.5%
Loss ratio (weather-related)	7.2	9.3	6.4	7.9
Expense ratio	32.3	31.4	31.8	31.9
Dividend ratio	0.3	0.3	0.3	0.2
Combined ratio	97.6%	99.6%	100.1%	101.5%

[2]Not meaningful.

Mr. Nikolaus commented, "Less severe weather and a lower incidence of large fire losses were clearly factors in the overall improvement in our third quarter results compared to the prior-year third quarter. We also continue to see the positive impact of higher premium rates on the results of many of our lines of business, including personal auto and homeowners. We expect to make continued progress toward our performance objectives for our personal lines of insurance as we continue to file for rate increases in most of our regions.

"Our third quarter of 2013 commercial lines underwriting results benefited from solid performance in our workers' compensation and commercial multi-peril lines of business. For commercial automobile, our results were influenced by a few large losses, as well as the receipt of new information that resulted in increased reserves for prior year losses. Our ongoing review process routinely includes a close look at underwriting controls on risks with substantial losses, but our reviews did not identify any concerns with respect to these situations," Mr. Nikolaus noted.

For the third quarter of 2013, the Company's statutory loss ratio declined to 65.1%, compared to 68.2% for the third quarter of 2012. For the first nine months of 2013, the Company's statutory loss ratio declined to 68.2% from 69.6% for the first nine months of 2012.

Large fire losses totaling $3.1 million for the third quarter of 2013, or 2.4 percentage points of the Company's loss ratio, declined from the $6.6 million, or 5.5 percentage points of the Company's loss ratio, during the third quarter of 2012.Weather-related losses of $9.4 million for the third quarter of 2013, representing 7.2 percentage points of the Company's loss ratio, compared favorably to $11.3 million in weather-related losses for the third quarter of 2012, or 9.3 percentage points of the Company's loss ratio. Weather loss activity in the third quarter of 2013 nearly matched the Company's five-year average for third quarter weather losses of $9.3 million and included losses from several localized wind and hail events in the Midwest region. Development of reserves for losses incurred in prior accident years added 2.4 percentage points to the Company's loss ratios for the third quarter of 2013 and 2012.

The Company's statutory expense ratio1 was 30.6% for the third quarter of 2013, compared to 29.1% for the third quarter of 2012. The increase in the Company's expense ratio reflected increased underwriting-based incentive costs for the third quarter of 2013.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 88.8% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2013.

	September 30, 2013		December 31, 2012
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 71,657	9.1%	$ 72,311	9.0%
Obligations of states and political subdivisions	433,055	54.9	457,896	56.8
Corporate securities	56,117	7.1	77,356	9.6
Residential mortgage-backed securities	139,188	17.7	129,047	16.0
Total fixed maturities	700,017	88.8	736,610	91.4
Equity securities, at fair value	13,400	1.7	8,757	1.1
Investments in affiliates	36,347	4.6	37,236	4.6
Short-term investments, at cost	38,680	4.9	23,826	2.9
Total investments	$ 788,444	100.0%	$ 806,429	100.0%

Average investment yield	2.4%		2.5%
Average tax-equivalent investment yield	3.3%		3.5%
Average fixed-maturity duration (years)	5.3		4.8

A 1.9% decrease in net investment income for the third quarter of 2013 primarily reflected the impact of the lower average investment yield on the Company's fixed-maturity securities portfolio compared to the third quarter of 2012. Net realized investment gains were $349,000 for the third quarter of 2013, compared to $1.3 million for the third quarter of 2012. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the third quarter of 2013 or 2012.

Jeffrey D. Miller, Senior Vice President and Chief Financial Officer of Donegal Group Inc., in commenting on the Company's investment operations, noted, "The broader investment markets have been unsettled in recent months, leading to swings in reported market values for many of our fixed-maturity holdings. We generally intend to hold our fixed-maturity securities until their stated maturity, so we are able to look beyond modest changes in value due to outside factors. During the third quarter of 2013, we increased our cash position to enable us to take advantage of potential shifts in market rates. For the near term, we plan to focus our new money investments on shorter duration fixed maturities and dividend-paying equity securities as opportunities arise."

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), which owns all of the outstanding capital stock of Union Community Bank. The Company accounts for its investment in DFSC using the equity method of accounting. The Company's equity in the earnings of DFSC was $735,000 for the third quarter of 2013, compared to $1.3 million for the third quarter of 2012. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company's calculation of operating income (loss) may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income (loss) to the measure of other companies.

The following table provides a reconciliation of the Company's net income to the Company's operating income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income
Net income	$ 7,654	$ 6,839	11.9%	$ 16,758	$ 16,873	-0.7%
Realized gains (after tax)	(231)	(853)	-72.9	(1,943)	(3,348)	-42.0
Operating income	$ 7,423	$ 5,986	24.0%	$ 14,815	$ 13,525	9.5%

Per Share Reconciliation of Net Income to Operating Income
Net income – Class A (diluted)	$ 0.30	$ 0.27	11.1%	$ 0.65	$ 0.66	-1.5%
Realized gains (after tax)	(0.01)	(0.03)	-66.7	(0.07)	(0.13)	-46.2
Operating income – Class A	$ 0.29	$ 0.24	20.8%	$ 0.58	$ 0.53	9.4%

Net income – Class B	$ 0.27	$ 0.25	8.0%	$ 0.60	$ 0.61	-1.6%
Realized gains (after tax)	(0.01)	(0.03)	-66.7	(0.07)	(0.12)	-41.7
Operating income – Class B	$ 0.26	$ 0.22	18.2%	$ 0.53	$ 0.49	8.2%

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers' compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Friday, October 25, 2013, beginning at 10:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company's web site at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

As Forbes reported, Donegal Group Inc. was named to a list of the 100 Most Trustworthy Companies for 2013 and 2012, ranking the company among firms that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management. A reprint of the Forbes article is available as a "Featured Report" on the Company's web site.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2013	2012

Net premiums earned	$ 130,645	$ 120,917
Investment income, net of expenses	4,624	4,715
Net realized investment gains	349	1,312
Lease income	213	236
Installment payment fees	1,769	1,915
Equity in earnings of DFSC	735	1,337
Total revenues	138,335	130,432

Net losses and loss expenses	84,883	82,105
Amortization of deferred acquisition costs	20,766	18,864
Other underwriting expenses	21,455	19,131
Policyholder dividends	457	402
Interest	432	584
Other expenses	828	473
Total expenses	128,821	121,559

Income before income tax expense	9,514	8,873
Income tax expense	1,860	2,034

Net income	$ 7,654	$ 6,839

Net income per common share:
Class A - basic and diluted	$ 0.30	$ 0.27
Class B - basic and diluted	$ 0.27	$ 0.25

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,383,165	20,041,620
Class A - diluted	20,607,611	20,310,096
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 136,630	$ 129,296

Book value per common share at end of period	$ 14.95	$ 15.74

Annualized return on average equity	7.9%	6.9%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2013	2012

Net premiums earned	$ 382,310	$ 353,178
Investment income, net of expenses	14,110	14,724
Net realized investment gains	2,944	5,150
Lease income	639	728
Installment payment fees	5,212	5,677
Equity in earnings of DFSC	2,500	3,622
Total revenues	407,715	383,079

Net losses and loss expenses	259,935	245,100
Amortization of deferred acquisition costs	60,236	54,980
Other underwriting expenses	61,336	57,617
Policyholder dividends	1,272	800
Interest	1,253	1,785
Other expenses	3,223	1,961
Total expenses	387,255	362,243

Income before income tax expense	20,460	20,836
Income tax expense	3,702	3,963

Net income	$ 16,758	$ 16,873

Net income per common share:
Class A - basic	$ 0.66	$ 0.67
Class A - diluted	$ 0.65	$ 0.66
Class B - basic and diluted	$ 0.60	$ 0.61

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,246,449	20,026,652
Class A - diluted	20,551,826	20,336,769
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 409,661	$ 381,750

Book value per common share at end of period	$ 14.95	$ 15.74

Annualized return on average equity	5.7%	5.7%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 30,208	$ 42,100
Available for sale, at fair value	669,809	694,510
Equity securities, at fair value	13,400	8,757
Investments in affiliates	36,347	37,236
Short-term investments, at cost	38,680	23,826
Total investments	788,444	806,429
Cash	22,793	19,801
Premiums receivable	130,496	117,196
Reinsurance receivable	241,924	215,893
Deferred policy acquisition costs	44,601	40,122
Prepaid reinsurance premiums	118,456	111,156
Other assets	42,932	26,292
Total assets	$ 1,389,646	$ 1,336,889

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 496,478	$ 458,827
Unearned premiums	397,739	363,088
Accrued expenses	18,100	17,141
Borrowings under line of credit	64,500	52,000
Subordinated debentures	5,000	20,465
Other liabilities	18,750	25,334
Total liabilities	1,000,567	936,855
Stockholders' equity:
Class A common stock	214	209
Class B common stock	56	56
Additional paid-in capital	182,728	176,417
Accumulated other comprehensive (loss) income	(1,060)	26,395
Retained earnings	219,914	209,670
Treasury stock, at cost	(12,773)	(12,713)
Total stockholders' equity	389,079	400,034
Total liabilities and stockholders' equity	$ 1,389,646	$ 1,336,889
CONTACT: Jeffrey D. Miller, Senior Vice President
         & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com